UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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◻	Preliminary Information Statement
◻	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d) (2))
⌧	Definitive Information Statement

ALPINE 4 TECHNOLOGIES LTD.
(Name of Registrant As Specified In Its Charter)

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ALPINE 4 TECHNOLOGIES LTD.
2525 E ARIZONA BILTMORE CIRCLE, SUITE 237
PHOENIX, AZ 85016
Telephone: 480-702-2431

NOTICE OF ACTION BY WRITTEN CONSENT OF THE MAJORITY OF
THE VOTING POWER OF THE COMPANY

Dear Alpine 4 Stockholders:

We are writing to advise you that our Board of Directors and the holders of a majority of the voting power of our outstanding voting securities have approved an amendment to our Certificate of Incorporation to increase the authorized shares of our Class A common stock from 100,000,000 shares to 125,000,000 shares; our Class B common stock from 5,000,000 shares to 10,000,000 shares; and our Class C common stock from 10,000,000 shares to 15,000,000 shares (collectively, the “Share Increase”), and to adopt an Amended and Restated Certificate of Incorporation to reflect and effectuate the Share Increase.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement is first being mailed or delivered to you on or about December 9, 2019.

By Order of the Board of Directors,

/s/ Charles Winters
Charles Winters
Chairman of the Board

ALPINE 4 TECHNOLOGIES LTD.
2525 E ARIZONA BILTMORE CIRCLE, SUITE 237
PHOENIX, AZ 85016
Telephone: 480-702-2431

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF THE
MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This information statement is being furnished to all the common stockholders of Alpine 4 Technologies Ltd. (“we,” “us,” or the “Company”), in connection with the action taken by written consent of the holders of the majority of the voting power of our outstanding voting securities in lieu of a meeting which authorized the approval of an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to increase the number of shares of the Company’s Class A Common Stock authorized from 100,000,000 shares to 125,000,000 shares; our Class B common stock from 5,000,000 shares to 10,000,000 shares; and our Class C common stock from 10,000,000 shares to 15,000,000 shares (collectively, the “Share Increase”), and the filing of the Amendment to reflect the Share Increase. This information statement is provided to you by the Company.

On November 27, 2019, our board of directors approved the Share Increase and the filing of the Amendment, and recommended both to the shareholders of the Company for approval. In addition, on November 27, 2019, the holders of the Series B Preferred Stock, which collectively have voting rights equal to 200% of the voting power of the other equity securities of the Company, held by five individuals, which is in excess of the required majority of our outstanding voting securities necessary for an amendment to the Company’s Certificate of Incorporation, voted to approve the Amendment and the Share Increase.  A copy of the form of Amendment is attached as Appendix A to this information statement.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our board of directors voted to utilize the written consent of the holders of a majority of our outstanding voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This information statement serves as this notice. This information statement is first being mailed or delivered on or about December 9, 2019, to stockholders of record, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Amendment.

The entire cost of furnishing this information statement will be borne by the Company. As of the date of this Information Statement, we had approximately 386 shareholders.  We will provide this information by mail, hand delivery, or email to all of our shareholders.

SHARE INCREASE

When effective, the Amendment will amend our Certificate of Incorporation to effect the Share Increase.

The Share Increase

On November 27, 2019, our board of directors approved, subject to stockholder approval, an amendment to our Certificate of Incorporation (the “Amendment”) that will have the effect of increasing our authorized Class A Common Stock from 100,000,000 shares to 125,000,000 shares; our Class B common stock from 5,000,000 shares to 10,000,000 shares; and our Class C common stock from 10,000,000 shares to 15,000,000 shares (the “Share Increase”). Subsequent to our board of directors’ approval of the Amendment and the Share Increase, the holders of a majority of the voting power of our voting stock approved, by written consent, the Amendment and the Share Increase on November 27, 2019. We expect that the Amendment will be effective on or about December 30, 2019, at such time as the Amendment is filed with the Secretary of State of Delaware.

Increase in Authorized Class A, Class B, and Class C Common Shares

We currently have authorized capital stock of 100,000,000 shares of our Class A Common Stock, $0.0001 par value; 5,000,000 shares of our Class B Common Stock, $0.0001 par value; and 10,000,000 shares of our Class C Common Stock, $0.0001 par value.  As of the Record Date, there were 99,870,161 shares of Class A common stock issued and outstanding; 5,000,000 shares of Class B common stock issued and outstanding; and 9,955,201 shares of Class C common stock issued and outstanding.

When the Amendment is filed and the Share Increase becomes effective, our authorized shares of Class A Common Stock will increase from 100,000,000 shares to 125,000,000 shares; our Class B common stock from 5,000,000 shares to 10,000,000 shares; and our Class C common stock from 10,000,000 shares to 15,000,000 shares

When the Share Increase becomes effective, there will be no immediate change in the number of issued and outstanding common shares. Although the Share Increase would not have any immediate dilutive effect on the proportionate voting power or other rights of our existing stockholders, any future issuance of additional authorized shares of our common stock may, among other things, dilute the earnings per share of our common stock and the equity and voting rights of those holding our common stock at the time the additional shares are issued.

Purposes of the Increase in Authorized Shares

Having an increased number of authorized but unissued shares of our Class A, Class B, and Class C Common Stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. The newly authorized Class A Common Stock would be available for issuance from time to time as determined by our board of directors for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations, and issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets.

Accordingly, on November 27, 2019, our board of directors and the holders of a majority of the voting power of our voting stock approved the Amendment that will have the effect of increasing our authorized Class A Common Stock from 100,000,000 to 125,000,000 shares, and providing us with approximately 25,000,000 additional shares of authorized Class A Common Stock. We believe this will place us in a better position to react quickly in response to corporate opportunities that may develop. Notwithstanding the foregoing, we have no obligation to issue such additional shares and there are no plans, proposals or arrangements currently contemplated by us that would involve the issuance of the additional shares to acquire another company or its assets, or for any other corporate purpose stated.

The Class B and Class C common shares have greater voting rights, and could be used by management in connection with acquisition transactions or other similar uses.  As noted, the Class C common stock was recently issued by the Board to the holders of Class A common stock as a dividend. When the Amendment takes effect, we will have an additional 5,000,000 shares of Class B common stock and 5,000,000 shares of Class C common stock to be issued as the Board determines. As of the date of this information statement, the Company had no plans, proposals or arrangements currently contemplated by us that would involve the issuance of the additional shares to acquire another company or its assets, or for any other corporate purpose stated.

Potential Anti-Takeover Effects of the Increase in Capital Stock

Any additional issuance of Class A, Class B, or Class C Common Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of our company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control. Shares of common stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The ability of our board of directors to issue such additional shares of common stock could discourage an attempt by a party to acquire control of our company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of common stock to persons whose interests are aligned with that of our board of directors could make it more difficult to remove incumbent officers and directors from office, even if such change were to be favorable to stockholders generally.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board or contemplating a tender offer or other transaction for the combination of our company with another company), the Share Change Amendment was not proposed or adopted in response to any effort of which we are aware to accumulate shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar actions having an anti-takeover effect to the board and our stockholders.

Our board believes that it is advisable and in the best interests of our company to have available additional authorized but unissued shares of Class A, Class B, and Class C Common Stock in an amount adequate to provide for our future needs. The unissued shares of common stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with financing or acquisition transactions. We have no present plans or commitments for the issuance or use of the proposed shares of common stock in connection with any financing.

Interests of Certain Persons in Matters to be Acted Upon

Except as disclosed elsewhere in this Information Statement, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

●	any director or officer of our Company,
●	any proposed nominee for election as a director of our Company, and
●	any associate or affiliate of any of the foregoing persons.

The stockholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Voting Securities and Principal Holders Thereof

The record date (the “Record Date”) for the vote on the Share Increase was December 2, 2019.  As of the Record Date, we have authorized capital stock of 100,000,000 shares of our Class A Common Stock, $0.0001 par value; 5,000,000 shares of our Class B Common Stock, $0.0001 par value; and 10,000,000 shares of our Class C Common Stock, $0.0001 par value.  As of the Record Date, there were 99,770,161 shares of Class A common stock issued and outstanding; 5,000,000 shares of Class B common stock issued and outstanding; and 9,910,200 shares of Class C common stock issued and outstanding.  Additionally, there were 5 shares of our Series B Preferred Stock outstanding, held by members of the Company’s Board of Directors.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding beneficial ownership of Alpine 4 Class A and Class B common stock as of December 2, 2019, (i) by each person (or group of affiliated persons) who owns beneficially more than five percent of the outstanding shares of common stock, (ii) by each director and executive officer of Alpine 4, and (iii) by all of the directors and executive officers of Alpine 4 as a group.  The percentages are based on the following figures:

●	99,870,161 shares of Class A common stock;
●	5,000,000 shares of Class B common stock;
●	9,955,201 shares of Class C common stock; and
●	5 shares of Series B Preferred stock.

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of beneficial owner (1); Class of Securities	Title/Class of Security	Number of Shares	Beneficial Ownership of Shares Listed	Votes	Total Voting Power (2)
Kent B. Wilson, Chief Executive Officer, Director(3)	CLASS A	2,401,689	2.41%	2,401,689
	CLASS B	2,050,000	41.00%	20,500,000
	CLASS C	790,169	7.97%	3,950,845
	B Preferred	2	40.00%	159,456,929
Total Votes				186,309,463	46.74%

Scott Edwards, Director (4)	CLASS A	252,000	0.25%	252,000
	CLASS B	350,000	7.00%	3,500,000
	CLASS C	225,200	2.27%	1,126,000
	B Preferred	1	20.00%	79,728,464
Total Votes				84,606,464	21.22%

Charles Winters, Director (5)	CLASS A	709,800	0.71%	709,800
	CLASS B	700,000	14.00%	7,000,000
	CLASS C	200,000	2.02%	1,000,000
	B Preferred	1	20.00%	79,728,464
Total Votes				88,438,264	22.18%

Ian Kantrowitz, Director (6)	CLASS A	847,371	0.85%	847,371
	CLASS B	700,000	14.00%	7,000,000
	CLASS C	634,738	6.40%	3,173,690
	B Preferred	1	20.00%	79,728,464
Total Votes				90,749,525	22.76%

Jeff Hail, Chief Operating Officer(7)	CLASS A	541,000	0.54%	541,000
	CLASS B	350,000	7.00%	3,500,000
	CLASS C	413,000	4.17%	2,065,000
Total Votes				4,041,000	3.06%

Richard Evans 515 W. Coliseum Blvd Ft. Wayne, IN 46808	CLASS A	3,270,000	3.28%	3,270,000
Total Votes				3,270,000

As a Group	CLASS A	4,751,860	4.76%	4,751,860
5 PEOPLE	CLASS B	4,150,000	83.00%	41,500,000
	CLASS C	1,850,107	18.67%	9,250,535
	B Preferred	5	100.00%	398,642,322
Total Votes				454,144,717	114.44%

(1)	Except as otherwise indicated, the address of the stockholder is: Alpine 4 Technologies Ltd., 2525 E Arizona Biltmore Cir, Suite 237, Phoenix AZ 85016.
(2)
The Voting Power column includes the effect of shares of Class B Common Stock, Class C Common Stock, and Series B Preferred Stock held by the named individuals, as indicated in the footnotes below. Each share of Class B common stock has 10 votes.  Each share of Class C Common Stock has 5 votes. Collectively, all of the shares of Series B Preferred have voting power equal to 200% of the total voting power of all other Classes or series of outstanding shares. Each Series B Preferred share has a fractional portion of that aggregate vote.  The total voting power for each person is also explained in the footnotes below.

(3)
Mr. Wilson owned as of the date of this Proxy 2,401,689 shares of Class A common stock; 2,050,000 shares of Class B Common Stock; 790,169 shares of Class C Common Stock, and 2 shares of Series B Preferred Stock, which represent an aggregate of 186,309,463 votes, or approximately 46.74% of the total voting power.

(4)
Mr. Edwards owned as of the date of this Proxy 252,000 shares of Class A Common Stock; 350,000 shares of Class B Common Stock; 225,200 shares of Class C Common Stock, and 1 share of Series B Preferred Stock, which represent an aggregate of 84,606,464 votes, or approximately 21,22% of the voting power.

(5)
Mr. Winters owned as of the date of this Proxy 709,800 shares of Class A Common Stock; 700,000 shares of Class B Common Stock; 200,000 shares of Class C Common Stock, and 1 share of Series B Preferred Stock, which represent an aggregate of 88,438,264 votes, or approximately 22.18% of the voting power.

(6)
Mr. Kantrowitz owned as of the date of this Proxy 847,371 shares of Class A Common Stock; 700,000 shares of Class B Common Stock; 634,738 shares of Class C Common Stock, and 1 share of Series B Preferred Stock, which represent an aggregate of 90,749,525 votes, or approximately 22.76% of the voting power.

(7)
Mr. Jeff Hail owned as of the date of this Proxy 541,000 shares of Class A Common Stock; 350,000 shares of Class B Common Stock; and 413,000 shares of Class C Common Stock, which represent an aggregate of 6,106,000 votes, or approximately 3.06% of the voting power.

Amendment of Charter

As discussed above, the Company’s Certificate of Incorporation will be amended to reflect the Share Increase.

Voting Procedures

Pursuant to Delaware corporate law, amendment to the Company’s Certificate of Incorporation requires the approval of the Company’s Board of Directors, together with a recommendation to the Company’s shareholders of approval of the amendment, as well as the approval by the holders of a majority of the shares of the Company entitled to vote thereon.  The Company’s Certificate of Incorporation does not impose any additional requirements or higher approval percentages.

As noted above, on November 27, 2019, the Company’s Board of Directors approved the Amendment and the Share Increase, and recommended them to the shareholders of the Company.  Also on November 27, 2019, the holders of the Series B Preferred Stock, which collectively have voting rights equal to 200% of the voting power of the other equity securities of the Company, held by five individuals, voted to approve the Amendment and the Share Increase.

No dissenter’s rights

Under Delaware law stockholders are not entitled to dissenter’s rights of appraisal with respect to the Share Increase.

How the Amendment Will Be Enacted

The Share Increase will be effected by the filing of the Amendment with the Secretary of State of Delaware. The Amendment will specify the effective date of December 30, 2019 (the “Effective Date”), which is 20 days after this information statement will be first mailed or otherwise provided to our stockholders.

WHERE YOU CAN FIND MORE INFORMATION

Alpine 4 files public reports and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Alpine 4, which files electronically with the SEC. The address of that site is www.sec.gov.

You can obtain any of Alpine 4’s SEC filings from the SEC, through the SEC’s website at www.sec.gov, or from Alpine 4, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:
Alpine 4 Technologies Ltd.
2525 E Arizona Biltmore Cir, Suite 237
Phoenix AZ 85016
Telephone: 480-702-2431

These documents are available from Alpine 4 without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/registration statement forms a part. You can also find information about Alpine 4 at its Internet websites at www.alpine4.com. Information contained on the website does not constitute part of this joint proxy statement/registration statement.

By Order of the Board of Directors,
ALPINE 4 TECHNOLOGIES LTD.

Phoenix, Arizona	/s/ Charles Winters
November 27, 2019	Chairman of the Board

Appendix A

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ALPINE 4 TECHNOLOGIES LTD.

ALPINE 4 TECHNOLOGIES LTD., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Alpine 4 Technologies Ltd. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the name “ALPINE 4 INC.,” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 22, 2014.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions on November 27, 2019, amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to replace Section 1 of ARTICLE IV with the following language:

Section 1.  Authorized Shares. This Corporation is authorized to issue ONE HUNDRED TWENTY-FIVE MILLION (125,000,000) shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), TEN MILLION (10,000,000) shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), FIFTEEN MILLION (15,000,000) shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock,” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and FIVE MILLION (5,000,000) shares of Preferred Stock, par value $0.0001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted by the stockholders of the Corporation acting by written consent on November 27, 2019, in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

SIXTH: This Certificate of Amendment shall be effective as of December 30, 2019.

IN WITNESS WHEREOF, ALPINE 4 TECHNOLOGIES LTD. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this ___ day of December, 2019.

ALPINE 4 TECHNOLOGIES LTD.

By: /s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer